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Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

AmeriPath, Inc.
Audited Consolidated Financial Statements:
Report of Independent Auditors	F-2
Independent Auditors' Report	F-3
Consolidated Balance Sheets at December 31, 2001 and 2002	F-4
Consolidated Statements of Operations for the fiscal years ended December 31, 2000, 2001 and 2002	F-5
Consolidated Statements of Redeemable Preferred Stock and Common Stockholders' Equity for the fiscal years ended December 31, 2000, 2001 and 2002	F-6
Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2000, 2001 and 2002	F-7
Notes to Consolidated Financial Statements	F-8

Report of Ernst & Young Independent Auditors

The Boards of Directors of
AmeriPath, Inc.

We have audited the accompanying consolidated balance sheet of AmeriPath, Inc. and subsidiaries (the "Company") as of December 31, 2002, and the related consolidated statements of operations, redeemable preferred stock and common stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriPath, Inc. and subsidiaries as of December 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, in 2002 the Company changed its method of accounting for goodwill.

                      ERNST & YOUNG LLP

West Palm Beach, Florida
February 13, 2003

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of AmeriPath, Inc.:

We have audited the consolidated balance sheet of AmeriPath, Inc. and subsidiaries (the "Company") as of December 31, 2001, and the related consolidated statements of operations, of redeemable preferred stock and common stockholders' equity, and of cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of AmeriPath, Inc. and subsidiaries and Pathology Consultants of America, Inc. (d/b/a "Inform DX"), which has been accounted for as a pooling of interests as described in Note 4 to the consolidated financial statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2001 in conformity with the accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2001 the Company changed its method of accounting for derivative instruments to conform to Statement of Financial Accounting Standards No. 133.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
February 22, 2002

AMERIPATH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)

	December 31, 2001	December 31, 2002
Assets
Current Assets:
Cash and cash equivalents	$3,208	$964
Restricted cash	1,600	8,453
Accounts receivable, net	81,595	90,886
Inventories	1,892	1,823
Prepaid income taxes	—	7,596
Deferred tax asset, net	13,020	9,149
Other current assets	2,738	5,237

Total current assets	104,053	124,108

Property and equipment, net	24,118	26,126

Other Assets:
Goodwill, net	216,222	277,337
Identifiable intangibles, net	253,562	275,219
Other	6,485	5,670

Total other assets	476,269	558,226

Total Assets	$604,440	$708,460

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$42,854	$54,399
Current portion of long-term debt	469	433
Other current liabilities	3,910	5,491

Total current liabilities	47,233	60,323

Long-Term Liabilities:
Revolving loan	90,000	113,190
Long-term debt	2,853	2,630
Other liabilities	2,690	1,547
Deferred tax liability	62,474	79,444

Total long-term liabilities	158,017	196,811

Commitments and Contingencies (Notes 2, 3, 14 and 19)
Stockholders' Equity
Common stock, $.01 par value, 60,000 shares authorized, 30,194 and 30,673 shares issued and outstanding at December 31, 2001 and 2002, respectively	302	307
Additional paid-in capital	314,168	321,658
Retained earnings	84,720	129,361

Total stockholders' equity	399,190	451,326

Total Liabilities and Stockholders' Equity	$604,440	$708,460

See accompanying notes to consolidated financial statements.

AMERIPATH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Years Ended December 31,
	2000	2001	2002
Net Revenue:
Net patient service revenue	$308,365	$387,384	$453,650
Net management service revenue	21,729	31,348	25,168

Total net revenues	330,094	418,732	478,818

Operating Costs and Expenses:
Cost of Services:
Net patient service revenue	146,426	178,760	223,695
Net management service revenue	16,964	21,342	14,878

Total cost of services	163,390	200,102	238,573
Selling, general and administrative expense	58,411	71,856	84,868
Provision for doubtful accounts	34,040	48,287	58,170
Amortization expense	16,172	18,659	11,389
Merger-related charges	6,209	7,103	2,836
Asset impairment and related charges	9,562	3,809	2,753

Total operating costs and expenses	287,784	349,816	398,589

Income from operations	42,310	68,916	80,229

Other Income (Expense):
Interest expense	(15,376)	(16,350)	(4,016)
Termination of interest rate swap agreement	—	(10,386)	—
Write-down of investment	—	—	(1,000)
Other, net	226	145	548

Total other expense	(15,150)	(26,591)	(4,468)

Income before income taxes and extraordinary loss	27,160	42,325	75,761
Provision for income taxes	14,068	18,008	31,120

Income before extraordinary loss	13,092	24,317	44,641
Extraordinary loss, net of tax benefit	—	(965)	—

Net income	13,092	23,352	44,641
Induced conversion and accretion of preferred stock	(1,604)	—	—

Net income available to common stockholders	$11,488	$23,352	$44,641

Basic Earnings Per Common Share:
Basic earnings per common share	$0.49	$0.90	$1.46

Basic weighted average common shares outstanding	23,473	25,974	30,540

Diluted Earnings Per Common Share:
Diluted earnings per common share	$0.47	$0.86	$1.44

Diluted weighted average common shares outstanding	24,237	27,049	31,081

See accompanying notes to consolidated financial statements.

AMERIPATH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED
STOCK AND COMMON STOCKHOLDERS' EQUITY

(In Thousands)

			Common Stockholders' Equity
	Redeemable Preferred Stock
			Common Stock
					Additional Paid-in Capital	Retained Earnings	Accumulated Comprehensive (Loss) Income
	Shares	Amount	Shares	Amount				Total
Balance, December 31, 1999	395	$15,504	22,271	$223	$156,111	$49,880	$—	$221,718
Stock issued in connection with acquisitions	—	—	1,532	15	12,165	—	—	12,180
Exercise of options and warrants	—	—	288	3	1,584	—	—	1,587
Tax benefit from stock options	—	—	—	—	858	—	—	858
Accretion of redeemable preferred stock	—	65	—	—	—	—	—	65
Redemption of preferred stock	(395)	(15,569)	643	6	17,102	—	—	1,539
Lapse of warrant put option	—	—	—	—	230	—	—	230
Net income available to common stockholders	—	—	—	—	—	11,488	—	11,488

Balance, December 31, 2000	—	—	24,734	247	188,050	61,368	—	249,665
Stock issued in connection with acquisitions	—	—	114	1	2,152	—	—	2,153
Exercise of options and warrants	—	—	582	6	3,421	—	—	3,427
Tax benefit from stock options	—	—	—	—	3,971	—	—	3,971
Secondary offering	—	—	4,744	48	115,752	—	—	115,800
Contingent shares issued	—	—	20	—	822	—	—	822
Net income available to common stockholders	—	—	—	—	—	23,352	—	23,352
Transition adjustment, net of tax	—	—	—	—	—	—	(3,000)	(3,000)
Change in fair value of derivative financial instruments, net of tax	—	—	—	—	—	—	(2,946)	(2,946)
Termination of swap agreement, net of tax	—	—	—	—	—	—	5,946	5,946

Balance, December 31, 2001	—	—	30,194	302	314,168	84,720	—	399,190
Stock issued in connection with acquisitions	—	—	108	1	1,657	—	—	1,658
Exercise of options and warrants	—	—	351	4	2,289	—	—	2,293
Tax benefit from stock options	—	—	—	—	2,722	—	—	2,722
Contingent shares issued	—	—	20	—	822	—	—	822
Net income available to common stockholders	—	—	—	—	—	44,641	—	44,641

Balance, December 31, 2002	—	$—	30,673	$307	$321,658	$129,361	$—	$451,326

See accompanying notes to consolidated financial statements.

AMERIPATH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Years Ended December 31,
	2000	2001	2002
Cash Flows From Operating Activities:
Net income	$13,092	$23,352	$44,641
Extraordinary loss, net of tax benefit	—	965	—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,291	25,675	19,244
Loss (gain) on disposal of assets	22	110	(25)
Gain on sale of managed practice	—	—	(254)
Deferred income taxes	(9,117)	(5,999)	5,323
Provision for doubtful accounts	34,040	48,287	58,170
Asset impairment and related charges	9,562	3,809	2,753
Write-down of investment	—	—	1,000
Merger-related charges	6,209	7,103	2,836
Termination of interest swap agreement	—	10,386	—
Changes in assets and liabilities (net of effects of acquisitions):
Increase in accounts receivable	(40,008)	(59,174)	(65,184)
(Increase) decrease in inventories	(411)	(486)	69
(Increase) decrease in other current assets	(265)	58	(9,321)
Increase in other assets	(1,638)	(801)	(96)
Increase in accounts payable and accrued expenses	2,958	881	10,329
Merger-related charges paid	(3,782)	(6,139)	(376)

Net cash provided by operating activities	31,953	48,027	69,109

Cash Flows From Investing Activities:
Acquisition of property and equipment	(9,235)	(7,773)	(8,744)
Cash paid for acquisitions and acquisition costs, net of cash acquired	(24,929)	(5,045)	(43,970)
Merger-related charges paid	(2,414)	(625)	(2,399)
Cash paid for investment	(1,000)	—	—
Proceeds from sale of managed practice	—	—	2,700
Increase in restricted cash	—	(1,600)	(6,853)
Payments of contingent notes	(26,645)	(36,101)	(39,856)

Net cash used in investing activities	(64,223)	(51,144)	(99,122)

Cash Flows From Financing Activities:
Net borrowings (payments) under former credit facility	31,416	(197,216)	—
Net borrowings under new credit facility	—	90,000	23,190
Net payments on long-term debt and capital leases	(818)	(1,129)	(215)
Debt issuance costs	(82)	(560)	(221)
Termination of interest swap agreement	—	(10,386)	—
Tax benefit from exercise of stock options	858	3,971	2,722
Proceeds from secondary offering	—	115,800	—
Proceeds from exercise of stock options and warrants	1,587	3,427	2,293
Other	14	—	—

Net cash provided by financing activities	32,975	3,907	27,769

Increase (decrease) in cash and cash equivalents	705	790	(2,244)
Cash and cash equivalents, beginning of period	1,713	2,418	3,208

Cash and cash equivalents, end of period	$2,418	$3,208	$964

Supplemental Disclosure of Cash Flow Information:
Contingent stock issued	$—	$822	$822
Stock issued in connection with the acquisitions	$12,180	$2,153	$1,658
Cash paid during the period for:
Interest	$14,645	$17,295	$3,888
Income taxes	$23,798	$21,001	$31,984

See accompanying notes to consolidated financial statements.

AMERIPATH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands Unless Otherwise Indicated, Except Per Share Amounts)

1. Business and Organization

        AmeriPath, Inc., sometimes referred to as the Company, is one of the leading anatomic pathology laboratory companies in the United States. AmeriPath offers a broad range of anatomic pathology laboratory testing and information services used by physicians in the detection, diagnosis, evaluation and treatment of cancer and other diseases and medical conditions. The Company services an extensive referring physician base through its 15 regional laboratories and 32 satellite laboratories, and provides inpatient diagnostic and medical director services at more than 200 hospitals.

        AmeriPath was incorporated in February 1996 and since that time has built its business by completing over 50 acquisitions of anatomic pathology laboratories and operations. On November 30, 2000, the Company merged with Pathology Consultants of America, Inc., also known as Inform DX. The Inform DX merger was accounted for as a pooling of interests. Financial information of the Company for fiscal year 2000 has been restated to reflect the Inform DX merger.

        The Company provides anatomic pathology services to both the outpatient and inpatient markets. In the outpatient market, our laboratory testing and diagnostic services are provided to physician offices, clinics and freestanding surgery centers. As part of these services, the Company owns and operates outpatient anatomic pathology laboratories, for which it bills patients and third party payors, principally on a fee-for-service basis, covering both the professional and technical components of such services. In the inpatient market, our services are provided through our hospital contracts with over 200 hospitals. In addition to providing anatomic pathology services, we generally serve as the medical director of the hospital's clinical laboratory, microbiology laboratory and blood banking operation and facilitate the hospital's compliance with licensing requirements. The Company typically bills and collects the professional component of the charges for medical services rendered by the Company's pathologists, and, in some cases, the Company is also paid an annual fee for providing the medical director for the hospital's clinical laboratory.

        AmeriPath's industry is highly regulated. The manner in which licensed physicians can organize to perform and bill for medical services is governed by state laws and regulations. Business corporations like AmeriPath often are not permitted to employ physicians or to own corporations that employ physicians or to otherwise exercise control over the medical judgments or decisions of physicians.

        In states where AmeriPath is not permitted to directly own a medical operation, it performs only non-medical administrative and support services, does not represent to the public or its clients that it offers medical services and does not exercise influence or control over the practice of medicine. In those states, AmeriPath conducts business through entities that it controls, and it is these affiliated entities that employ the physicians who practice medicine. In such states, AmeriPath generally enters into a contract that restricts the owner of the affiliated entity from transferring his, her or its ownership interests in the affiliated entity and otherwise provides the Company or its designee with a controlling voting or financial interest in the affiliated entity and its laboratory operations. This controlling financial interest generally is obtained pursuant to a long-term management service agreement between AmeriPath and the affiliated entity. Under the management services agreement AmeriPath exclusively manages all aspects of the operation other than the provision of medical services. Generally, the affiliated entity has no operating assets because AmeriPath acquired all of its operating assets at the time it acquired the related laboratory operations. In accordance with Emerging Issues Task Force 97-2, FASB Statement No. 94 and APB Opinion No. 16 "Physician Practice Management Entities and Certain Other Entities with Contractual Management Agreements" ("EITF 97-2"), the financial statements of the operations AmeriPath controls, including these affiliated entities, are included in the consolidated financial statements of AmeriPath.

        The Company has also acquired an interest in a few anatomic pathology laboratory operations whose financial statements are not required to be consolidated with its own under ETIF 97-2. In these circumstances, the Company acquired assets of physician groups and entered into service contracts with the physician groups to provide equipment, supplies, support personnel, and management and financial advisory services. The financial statements of these entities are not required to be included in the consolidated financial statements of AmeriPath since it has no controlling interest in these operations. Management services fees received pursuant to service agreements with these operations constituted approximately 5% of the Company's net revenues for 2002.

2. Summary of Significant Accounting Policies

        A summary of significant accounting policies followed by the Company is as follows:

  Principles of Consolidation

        The consolidated financial statements of the Company include the accounts of AmeriPath, Inc., its wholly owned subsidiaries and companies in which the Company has a controlling financial interest by means other than the direct record ownership of voting stock, as discussed in Note 1. Intercompany accounts and transactions have been eliminated. The Company does not consolidate the affiliated physician groups it manages as it does not have a controlling financial interest as described in EITF 97-2.

  Accounting Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States ("generally accepted accounting principles") requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Because of the inherent uncertainties in this process, actual results could differ from those estimates. Such estimates include the recoverability of intangible assets and the collectibility of receivables, establishing self-insured reserves for medical malpractice claims, health insurance and workers compensation costs and incurred but not reported ("IBNR") claims.

  Fair Value of Financial Instruments

        The Company's financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable and its existing credit facility. The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments.

        At December 31, 2001 and 2002, the entire $90.0 million and $113.2 million, respectively, outstanding under the Company's existing revolving loan bears interest at a variable market rate and, thus, has a carrying amount that approximates fair value.

  Cash and Cash Equivalents

        Cash equivalents consist of highly liquid instruments with maturities at the time of purchase of three months or less.

  Restricted Cash

        Restricted cash at December 31, 2002 consists of approximately $8.5 million of premium revenue recorded by the Company's insurance captive to be used for future insurance claims and expenses. The Company's insurance captive was formed in 2002 and is further discussed below. Restricted cash at December 31, 2001, consisted of $1.6 million in cash collateralized letters of credit.

  Inventories

        Inventories, consisting primarily of laboratory supplies, are stated at the lower of cost, determined on a first-in-first-out basis, or market.

  Property and Equipment

        Property and equipment are stated at cost. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

        Depreciation and amortization are calculated on a straight-line basis, over the estimated useful lives of the respective assets, which range from 3 to 7 years. Leasehold improvements are amortized over the shorter of the term of the related lease, including renewal options, or the useful life of the asset.

  Intangible Assets

        Identifiable intangible assets include hospital contracts, physician referral lists and laboratory contracts acquired in connection with acquisitions. Such assets are recorded at fair value on the date of acquisition as determined by appraisal from an independent third party and are being amortized over the estimated periods to be benefited, ranging from 10 to 40 years. In determining these lives, the Company considered each practice's operating history, contract renewals, stability of physician referral lists and industry statistics. Goodwill relates to the excess of cash over the fair value of net assets of the businesses acquired.

        The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") 142 as of January 1, 2002. SFAS 142 clarifies the criteria to recognize intangible assets separately from goodwill and promulgates that goodwill and certain indefinite-lived intangible assets not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized in earnings when incurred. The Company completed the transitional impairment test of goodwill during the second quarter of 2002. Based on the results of this test, the Company determined that there was no impairment of goodwill as of January 1, 2002. In addition, the Company completed its annual impairment test and determined there was no impairment of goodwill at December 31, 2002.

        The following unaudited pro forma summary presents the Company's net income and per share information as if it had been accounting for its goodwill under SFAS 142 for all periods presented:

	Year Ended December 31,
	2000	2001	2002
Reported net income	$11,488	$23,352	$44,641
Add back goodwill amortization, net of tax	5,032	6,685	—

Adjusted net income	$16,520	$30,037	$44,641

Reported basic earnings per share	$0.49	$0.90	$1.46
Add back goodwill amortization, net of tax	0.21	0.26	—

Adjusted basic earnings per share	$0.70	$1.16	$1.46

Reported diluted earnings per share	$0.47	$0.86	$1.44
Add back goodwill amortization, net of tax	0.21	0.25	—

Adjusted diluted earnings per share	$0.68	$1.11	$1.44

        The Company has entered into a management service agreement with each of the physician groups of the managed operations for a period up to 40 years. Upon the Company's acquisition of the operation's assets, the physician groups maintain their separate corporate or partnership entities and enter into employment and noncompete agreements with the practicing physicians. Costs of obtaining these management service agreements are amortized using the straight-line method over 25 years.

        Management assesses on an ongoing basis if events or circumstances have occurred which could have a material adverse effect on the fair value of the Company, its goodwill, and certain other intangibles. If such events or changes in circumstances were deemed to have occurred, the Company would perform an impairment test of goodwill and certain other intangibles, consistent with the annual impairment test, and any noted impairment loss would be reflected in operating income or loss in the consolidated statements of operations in the period the impairment is determined. If the undiscounted future cash flows over the remaining amortization period of the respective intangible asset indicates that the value assigned to the intangible asset may not be recoverable, the carrying value of the respective intangible asset will be reduced. The amount of any such impairment would be determined by comparing anticipated discounted future cash flows from acquired businesses with the carrying value of the related assets. In performing this analysis, management considers such factors as current results, trends and future prospects, in addition to other relevant factors.

        During the third quarter of 2002, the Company identified certain triggering events that indicated a potential impairment of certain lab contracts and their corresponding intangible asset values. The Company recorded a pre-tax impairment charge of approximately $2.1 million in the third quarter of 2002, in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144").

  Deferred Debt Issuance Costs

        Prior to 2002, the Company incurred costs in connection with certain bank financing arrangements. These costs have been capitalized and are being amortized on a straight-line basis, which approximates the interest method, over the five-year term of the financing. Deferred debt issuance costs were $1.0 million and $1.0 million, net of accumulated amortization of $0.0 and $0.3 million as of December 31, 2001 and 2002, respectively, are included in other assets in the consolidated balance sheets.

  Self Insured Claims Liability

        In June 2002, the Company attempted to renew its medical malpractice insurance program for the policy year beginning July 1, 2002. In connection with these renewal attempts, the Company was unable to obtain traditional lines of coverage similar to previous coverage. As a result, the Company formed a captive insurance company to partially self-insure its medical malpractice risks. Under the captive structure, the Company will retain more risk for medical malpractice costs, including settlements and claims expense, than under its previous coverage. The Company has no aggregate excess stop loss protection. As of December 31, 2002, the Company has accrued $2.5 million of estimated loss reserves, based on actuarial estimates and utilizing a discount rate of 5% to cover existing claims filed. In addition, the Company has accrued IBNR costs of $7.9 million as of December 31, 2002 to cover future IBNR claims, which are based on actuarial estimates, utilizing a discount rate of 4%. The determination of such claims and expenses and the appropriateness of the related liability is periodically reviewed and updated. Because the Company retains these risks, a change in experience or actuarial assumptions that does not affect the rate of claims payments could nonetheless materially affect results of operations in a particular period.

  Revenue Recognition

        The Company recognizes net patient service revenue at the time services are performed. Unbilled receivables are recorded for services rendered during, but billed subsequent to, the reporting period. Net patient service revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provision for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. The provision for doubtful accounts and the related allowance are adjusted periodically, based upon an evaluation of historical collection experience with specific payors for particular services, anticipated collection levels with specific payors for new services, industry reimbursement trends, and other relevant factors. Changes in these factors in future periods could result in increases or decreases in the Company's provision for doubtful accounts and its results of operations and financial position.

        Unbilled receivables for owned operations, net of allowances, as of December 31, 2001 and 2002 amounted to approximately $8.3 million and $10.6 million, respectively, and is included in accounts receivable, net in the consolidated balance sheets.

        Net management service revenue reported by the Company represents net physician group revenue less amounts retained by physician groups. The amounts retained by physician groups represent amounts paid to the physicians pursuant to the management service agreements between the Company and the physician groups. Net physician group revenue is equal to billed charges reduced by provisions for bad debt and contractual adjustments. Contractual adjustments represent the difference between amounts billed and amounts reimbursable by commercial insurers and other third-party payors pursuant to their respective contracts with the physician groups. The provision for bad debts represents management's estimate of potential credit issues associated with amounts due from patients, commercial insurers and other third-party payors.

  Stock Options

        In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires companies to either recognize expense for stock-based awards based on their fair value on the date of grant or provide footnote disclosures regarding the impact of such changes. The Company adopted the disclosure provisions of SFAS 123 but has continued to account for options issued to employees or directors under the Company's stock option plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), as permitted under SFAS 123.

  Income Taxes

        The Company's provision for income taxes includes federal and state income taxes currently payable and changes in deferred tax assets and liabilities, excluding the establishment of deferred tax assets and liabilities related to acquisitions. Deferred income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), and represent the estimated future tax effects resulting from temporary differences between financial statement carrying values and tax reporting bases of assets and liabilities. In addition, future tax benefits, such as from net operating loss ("NOL") carryforwards, are required to be recognized to the extent that realization of such benefits is more likely than not. A valuation allowance is established for those benefits that do not meet the more likely than not criteria. A valuation allowance has been established for $5.9 million of net deferred tax assets at December 31, 2002 due to the uncertainty regarding the Company's ability to utilize the acquired carryforwards of Inform DX due to Internal Revenue Code limitations.

  Comprehensive Income

        In 2001, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which requires the Company to report and display certain information related to comprehensive income. For the years ended December 31, 2000, 2001 and 2002, net income equaled comprehensive income.

  Recent Accounting Pronouncements

        In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133") and in June 1999, the FASB issued Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133," ("SFAS 137") which delayed the effective date the Company is required to adopt SFAS 133 until its fiscal year 2001. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment to FASB Statement No. 133" ("SFAS 138"). This statement amended certain provisions of SFAS 133. The Company adopted SFAS 133 effective January 1, 2001. SFAS 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings. The Company does not enter into derivative financial instruments for trading purposes.

        In June 2001, the FASB issued SFAS No. 141, "Business Combinations"("SFAS 141"). SFAS 141 requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company adopted the provisions of SFAS 141 on January 1, 2002 with no significant impact on its financial statements.

        In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which became effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also required the Company to complete a transitional goodwill impairment test six months from the date of adoption. For the year ending December 31, 2001, goodwill amortization was approximately $7.5 million. The Company stopped amortizing goodwill effective January 1, 2002. In addition, a portion of this goodwill was not tax deductible. Consequently, the effective tax rate was greater than the statutory tax rate in 2001.

        In August 2001, the FASB issued SFAS 144, which further refines SFAS 121's requirement that companies recognize an impairment loss if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and measures the impairment loss as the difference between the carrying amount and the fair value of the asset. In addition, SFAS 144 provides guidance on accounting and disclosure issues surrounding long-lived assets to be disposed of by sale. SFAS 144 also contains less stringent guidelines for qualifying transactions as discounted operations. SFAS 144 is effective for all fiscal years beginning after December 15, 2001. See Note 9 for additional information.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, 64, Amendment of FASB Statement No. 13, and Technical Corrections," which, among other things, rescinded SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." Previously under SFAS No. 4, all gains and losses from extinguishments of debt were required to be aggregated and, if material, classified as an extraordinary item in the statements of operations. SFAS No. 145 requires that gains and losses from extinguishments of debt be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events

and Transactions" ("Opinion No. 30"). Any gain or loss on extinguishment of debt that were presented as extraordinary items in prior periods but which do not qualify for classification as an extraordinary item under Opinion No. 30, are to be reclassified. Companies are required to adopt SFAS No. 145 in fiscal years beginning after May 15, 2002.

        In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"), which addresses the recognition, measurement and reporting of costs associated with exit or disposal activities. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity, including those related to employee termination benefits and obligations under operating leases or other contracts, be recognized when the liability is incurred, and not necessarily the date of an entity's commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The Company does not believe that the adoption of SFAS 146 will have a significant impact on its financial position or results of operations.

        On December 31, 2002, the Financial Accounting Standards Board issued FASB Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure provisions of SFAS 123 to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS 148 does not amend SFAS 123, which requires companies to account for their employee stock-based awards using the fair value method. However, the disclosure provisions are required for all companies with stock-based employee compensation, regardless of whether they utilize the fair value method of accounting described in SFAS 123 or the intrinsic value method described in APB Opinion No. 25, "Accounting for Stock Issued to Employees."

        SFAS 148's amendment of the transition and annual disclosure provisions of SFAS 123 are effective for fiscal years ending after December 15, 2002, with earlier application permitted for entities with fiscal years ending prior to December 15, 2002, provided that financial statements for the 2002 fiscal year were not issued prior to the issuance of Statement 148. The disclosure requirements for interim financial statements containing condensed consolidated financial statements are effective for interim periods beginning after December 15, 2002.

  Reclassifications

        Certain prior year amounts have been reclassified to conform to the 2002 presentation.

3. The Transactions

        On December 8, 2002, the Company entered into an agreement and plan of merger with Amy Holding Company and its wholly owned subsidiary, Amy Acquisition Corporation, whereby Amy Acquisition Corp. will merge with and into AmeriPath, with AmeriPath continuing as the surviving corporation (the Transactions). After the merger, AmeriPath will be a wholly owned subsidiary of Amy

Holding Company, its parent, which plans to change its name to AmeriPath Holdings, Inc. immediately prior to the merger. Amy Holding Company is wholly owned by Welsh, Carson, Anderson & Stowe IX, L.P. and its related investors. As part of the merger, each issued and outstanding share of AmeriPath common stock will be converted into the right to receive $21.25 in cash. Each outstanding option and warrant for the Company's stock will be canceled in exchange for (1) the excess, if any, of $21.25 over the per share exercise price of the option or warrant, multiplied by (2) the number of shares of common stock subject to the option or warrant, net of any applicable taxes.

        Upon consummation of the transactions, Welsh, Carson, Andersen & Stowe IX, L.P. and its related investors, through their holdings of the common stock of Amy Holding Company will own 100% of the outstanding capital stock of AmeriPath and 88% of the common stock on a fully-diluted basis assuming the issuance and exercise of all options reserved for issuance under Amy Holding Company's new 12% stock option plan. The Company's executive officers will hold options to acquire 7.5% of our parent's common stock with another 4.5% of our parent's common stock being allocated to our non-executive employees or reserved for future issuance under the new stock option plan.

        The funds necessary to consummate the Transactions will be approximately $792.3 million, including approximately $629.3 million to pay the stockholders and option holders of AmeriPath (other than Welsh, Carson, Anderson & Stowe IX, L.P. and its affiliates), all amounts due under the merger agreement, approximately $113.2 million to refinance existing indebtedness and approximately $38.0 million to pay related fees and expenses. Prior to the merger, the 1,534,480 shares of AmeriPath common stock currently owned by Welsh, Carson, Anderson & Stowe IX, L.P. and its affiliates will be contributed to the parent in exchange for shares of the parent's common stock. Upon consummation of the merger, these shares will be cancelled without payment of any merger consideration.

        The Transactions will be principally financed through the following:

  •
  a cash common equity investment by Welsh, Carson, Anderson & Stowe IX, L.P. and its related equity investors of $292.3 million in our parent, which funds will be contributed by our parent to Amy Acquisition Corp. in exchange for shares of its common stock, or used to pay transaction expenses payable by our parent,

  •
  the borrowing by AmeriPath of $290.0 million in loans under the term loan facility that is part of our new credit facility and

  •
  the issuance of approximately $210.0 million of senior subordinated notes due 2013.

        Management expects the above transactions to be completed no later than April 30, 2003.

4. Merger and Acquisitions

  Acquired Practices: Pooling method

        On November 30, 2000, the Company completed a merger transaction with Inform DX that was accounted for as a pooling-of-interests transaction. The Company issued 2.6 million common shares to Inform DX stockholders, and Inform DX's outstanding stock options were converted into options to purchase approximately 170,000 AmeriPath common shares. The historical consolidated financial statements for periods prior to the consummation of the combination have been restated as though the companies had been combined for all periods presented.

        The table below presents a reconciliation of total revenue and net income available to common stockholders as reported in the accompanying consolidated financial statements with those previously reported by the Company.

	AmeriPath	Inform DX	Combined
Eleven months ended November 30, 2000
Total revenue	$269,865	$34,329	$304,194

Net income (loss) available to stockholders	$20,514	$(6,250)	$14,264

  Acquired Practices: Purchase method

        During 2002, the Company acquired seven anatomic pathology operations. The total consideration paid by the Company in connection with these acquisitions included cash of $43.4 million and 108,265 shares of common stock with an aggregate value of $1.7 million. The Company also issued additional purchase price consideration in the form of contingent notes. During 2001, the Company acquired one anatomic pathology operation. The total consideration paid by the Company in connection with this acquisition, which is deemed immaterial, included cash and issuance of common stock and subordinated debt. In addition, the Company issued additional purchase price consideration in the form of contingent notes.

        The Company recorded all of these acquisitions using the purchase method of accounting. The final allocation of the purchase price was determined based on the fair value of assets acquired and the fair value of liabilities assumed as of the date that the acquisition was consummated. Intangible assets have been identified, which are valued apart from goodwill, in the amount of approximately $37.0 million for 2002 acquisitions. These intangible assets will be amortized over a 10 - 40 year period. Under SFAS 142, goodwill associated with these acquisitions is no longer being amortized but will be reviewed annually for impairment. Goodwill recorded as a result of the acquisitions totaled $20.2 million for 2002. All of the goodwill acquired is included in our owned operations segment. The operating results of the companies acquired are included in the accompanying consolidated condensed financial statements from their respective dates of purchase.

        During the year ended December 31, 2002, the Company made contingent note payments of $39.9 million, issued $0.8 million of contingent stock and made other purchase price adjustments of $0.1 million in connection with certain post-closing adjustments and acquisition costs. During the year ended December 31, 2001, the Company made contingent note payments of $36.1 million, issued $0.8 million of contingent stock and other purchase price adjustments of approximately $0.6 million in connection with certain post-closing adjustments and acquisition costs.

        All the Company's acquisitions have been accounted for using the purchase method of accounting, except for the Inform DX acquisition. The aggregate consideration paid, and to be paid, is based on a number of factors, including each operation's demographics, size, local prominence, position in the marketplace and historical cash flows from operations. Assessment of these and other factors, including uncertainties regarding the health care environment, resulted in the sellers of each of the operations and the Company being unable to reach agreement on the final purchase price. The Company agreed to pay a minimum purchase price and to pay additional purchase price consideration to the sellers of the operations in proportion to their respective ownership interest in each practice. The additional payments are contingent upon the achievement of stipulated levels of operating earnings (as defined) by each of the operations over five years from the date of the acquisition as set forth in the respective agreements, and are not contingent on the continued employment of the sellers of the operations. In certain cases, the payments are contingent upon other factors such as the retention of certain hospital contracts for periods ranging from three to five years. The amount of the payments cannot be determined until the achievement of the operating earnings levels or other factors during the terms of the respective agreements. If the maximum specified levels of operating earnings for each operation are achieved, the Company would make aggregate maximum principal payments of approximately $148.6 million over the next five years. A lesser amount or no payments at all would be made if the mid-point levels of operating earnings specified in each agreement were not met. Through December 31, 2002, the Company has made contingent note payments aggregating $129.0 million. Additional payments are accounted for as additional purchase price, which increases goodwill.

        The accompanying consolidated financial statements include the results of operations of acquisitions accounted for under the purchase method from the date acquired through December 31, 2002. The following unaudited pro forma information presents the consolidated results of the Company's operations for the year ended December 31, 2002 as if the acquisitions had been consummated on January 1, 2002. Such unaudited pro forma information is based on historical financial information and does not include operational or other changes which might have been effected by the Company.

        The unaudited pro forma information presented below is for illustrative information purposes only and is not necessarily indicative of results which would have been achieved or results which may be achieved in the future. Results for the year ended December 31, 2001 have been excluded due to the immateriality of the one acquisition completed during 2001.

Results for the year ended December 31, 2002
Net revenues	$497,412

Net income available to common stockholders	$49,050

Net income per share available to common stockholders (diluted)	$1.58

5. Accounts Receivable

        Accounts receivable are recorded at net realizable value. The allowance for contractual and other adjustments and uncollectible accounts is based on historical experience and judgments about future events. Accordingly, the actual amounts experienced could vary significantly from the recorded allowances. For the Company's managed operations, terms of the service agreements require the Company to purchase receivables generated by the physician groups on a monthly basis. Such amounts are recorded net of contractual allowances and estimated bad debts. For the Company's managed operations, accounts receivable are a function of the net physician group revenue rather than the net revenue of the Company.

        Accounts receivable consisted of the following:

	December 31,
	2001	2002
Gross accounts receivable	$185,618	$187,094
Less: Allowance for contractual and other adjustments	(58,712)	(58,101)
Allowance for uncollectible accounts	(45,311)	(38,107)

Accounts receivable, net	$81,595	$90,886

        The following table represents the roll-forward of the allowances for contractual adjustments and uncollectible accounts:

	Years Ended December 31,
	2000	2001	2002
Beginning allowances for contractual adjustments and uncollectible accounts	$73,003	$95,934	$104,023
Provision for contractual adjustments	173,873	236,821	307,756
Provision for doubtful accounts	34,040	48,287	58,170
Managed operation contractual adjustments and bad debt expense	44,849	46,428	33,913
Write-offs and other adjustments	(229,831)	(323,447)	(407,654)

Ending allowance for contractual adjustments and uncollectible accounts	$95,934	$104,023	$96,208

        The Company grants credit without collateral to individual patients, most of whom are insured under third-party payor agreements. The estimated mix of receivables from patients and third-party payors are as follows:

	December 31,
	2001	2002
Government programs	12.9%	13.7%
Third-party payors	51.4	55.3
Private pay patients	26.2	26.4
Other	9.5	4.6

	100.0%	100.0%

6. Net Revenue

        Net patient service revenue consisted of the following:

	Years Ended December 31,
	2000	2001	2002
Gross revenue	$482,238	$624,205	$761,406
Less contractual and other adjustments	(173,873)	(236,821)	(307,756)

Net patient service revenue	$308,365	$387,384	$453,650

        Net management service revenue consisted of the following:

	Years Ended December 31,
	2000	2001	2002
Gross physician group revenue	$86,203	$99,338	$73,470
Contractual adjustments and bad debt expense	(44,849)	(46,428)	(33,913)

Net physician group revenue	41,354	52,910	39,557
Less amounts retained by physician groups	(19,625)	(21,562)	(14,389)

Net management service revenue	$21,729	$31,348	$25,168

        A significant portion of the Company's net revenue is generated by the hospital-based practices through contracts with various hospitals. HCA, Inc. ("HCA") owned approximately 10% to 15% of these hospitals. For the years ended December 31, 2000, 2001 and 2002, approximately 13%, 12%, and 10%, respectively, of net patient service revenue was generated directly from contracts with hospitals owned by HCA. Generally, these contracts and other hospital contracts have remaining terms of less than five years and contain renewal provisions. Some of the contracts also contain clauses that allow for termination by either party with relatively short notice. Although the Company, through its acquisitions, has had relationships with these hospitals and national labs for extended periods of time, the termination of one or more of these contracts could have a material adverse effect on the Company's financial position and results of operations. The Company from time to time evaluates the carrying values of identified intangibles and goodwill and the related useful lives assigned to such assets. See Note 9 for additional information related to the impairment of certain hospital contracts.

7. Property and Equipment

        Property and equipment consisted of the following:

		December 31,
	Estimated Useful Life
		2001	2002
	(Years)
Laboratory, office and data processing equipment	3-7	$33,616	$39,867
Leasehold improvements	5-10	8,573	9,342
Furniture and fixtures	3-7	3,114	3,372
Mobile laboratory units	3	200	200
Automotive vehicles	3-5	1,499	1,904

		47,002	54,685
Less accumulated depreciation		(23,930)	(32,130)
Construction in progress		1,046	3,571

Property and equipment, net		$24,118	$26,126

        Depreciation expense was $4.7 million, $6.6 million and $7.6 million for the years ended December 31, 2000, 2001 and 2002, respectively.

8. Intangible assets

        Intangible assets and the related accumulated amortization and amortization periods are set forth below:

			Amortization Periods (Years)
	December 31,
				Weighted Average
	2001	2002	Range
Hospital contracts	$211,638	$225,058	25-40	31.0
Accumulated amortization	(23,059)	(29,975)
Physician client lists	66,646	89,798	10-30	19.5
Accumulated amortization	(14,328)	(17,987)
Laboratory contracts	4,543	1,800	10	10.0
Accumulated amortization	(1,639)	(2,012)
Management service agreements	11,379	8,972	25	25.0
Accumulated amortization	(1,618)	(435)

Identifiable intangibles, net	$253,562	$275,219

Goodwill	$239,361	$300,536
Accumulated amortization	(23,139)	(23,199)

Goodwill, net	$216,222	$277,337

8. Intangible assets (Continued)

        Estimated amortization expense for each of the five succeeding fiscal years, utilizing the straight line method, is as follows:

2003	$12,450
2004	12,448
2005	12,448
2006	12,395
2007	12,268

        In determining the useful lives of the identifiable intangible assets, the Company considered each operation's operating history, contract renewals, stability of physician referral lists and industry statistics.

        The weighted average amortization period for identifiable intangible assets is approximately 26 years. As discussed in Note 1, the Company ceased amortizing goodwill during 2002 upon adoption of SFAS 142.

9. Asset Impairments and Related Charges

        During the second quarter of 2000, the Company recorded a pre-tax non-cash charge of approximately $4.7 million and related charges of approximately $0.5 million in connection with the impairment of intangible assets at an acquired practice in Cleveland, Ohio. The Company had provided services at four hospitals and an ambulatory care facility owned by Primary Health Systems ("PHS"), a regional hospital network in Cleveland, Ohio. During the first quarter of 2000, PHS began implementing a plan of reorganization filed under Chapter 11 with the U.S. Bankruptcy Court for the District of Delaware and closed one hospital. During the second quarter, the bankruptcy court approved the sale of two hospitals and the ambulatory care facility to local purchasers in the Cleveland area. The Company's contracts with these two hospitals and the ambulatory care facility were not accepted by the purchasers, who have elected to employ their own pathologists. One hospital has not been sold and continues to do business with the Company. As a result, the Company determined, using the discounted cash flow method, that the intangible assets, including goodwill, had no remaining fair value. Therefore, the Company wrote off the unamortized intangible asset balance. In addition, the Company recorded approximately $0.5 million of related charges for potentially uncollectible accounts receivable, employee termination costs and legal fees.

        During the fourth quarter of 2000, the Company recorded a pre-tax, non-cash charge of approximately $4.3 million related to the impairment of certain intangible assets. Of this charge, $3.3 million related to Quest Diagnostics' ("Quest") termination of its contract with the Company in South Florida, effective December 31, 2000. In addition, during the fourth quarter of 2000, a hospital in South Florida where the Company had the pathology contract, requested proposals for its pathology services, and the Company was unsuccessful in retaining this contract. Based upon the remaining projected cash flow from this hospital network, the Company determined that the intangible assets were impaired and recorded a pre-tax non-cash charge of approximately $1.0 million.

        During the third quarter of 2001, two pathologists in the Birmingham, Alabama practice terminated their employment with the Company and opened their own pathology laboratory. During the fourth quarter of 2001, the Company was unable to retain most of these customers. Consequently, the Company recorded a non-cash asset impairment charge of $3.8 million in the aggregate.

        During the third quarter of 2002, the Company recorded a pre-tax, non-cash charge of approximately $2.1 million related to the owned operation's lab contracts which were terminated by Quest. In addition, during the third quarter of 2002, the Company terminated its management service agreement with a managed lab operation in Georgia. As a result of the termination, the Company recorded a non-cash charge of approximately $0.7 million, which included approximately $0.3 million of intangible assets related to management service agreements.

10. Write-down of Investment

        In September 2000, the Company made a $1.0 million investment in Genomics Collaborative, Inc. ("GCI") for which it received 333,333 shares of GCI Series D Preferred Stock. GCI is a privately held, start-up, company which has a history of operating losses. In September 2002, the Company determined there was an other than temporary decline in the fair value of this investment as a result of Genomics continuing operating and cash flow losses. As a result, the Company recorded a non-cash, pre-tax write down of $1.0 million to reduce its investment in GCI to net realizable value.

11. Accounts Payable and Accrued Expenses

        Accounts payable and accrued expenses consisted of the following:

	December 31,
	2001	2002
Accounts payable	$16,036	$18,180
Accrued compensation	16,564	19,477
Accrued medical malpractice and IBNR	5,213	13,846
Accrued acquisition costs	1,617	2,187
Accrued interest	338	181
Income taxes payable	731	—
Other accrued expenses	2,355	528

	$42,854	$54,399

12. Merger-Related Charges

        In connection with its numerous mergers and acquisitions, the Company has recorded reserves for transaction costs, employee-related costs (including severance agreement payouts) and various exit costs associated with the consolidation of certain operations, including the elimination of duplicate facilities and certain exit and restructuring costs. During 2002, the Company recorded acquisition-related costs totaling $2.8 million related to the Transactions. During the first quarter of 2001, the Company recorded merger-related costs totaling $7.1 million ($4.3 million, net of tax) related to the Inform DX merger. During the fourth quarter of 2000, the Company recorded merger-related charges totaling $6.2 million ($5.1 million, net of tax) related to the Inform DX merger.

        A reconciliation of the activity for the years ended December 31, 2001 and 2002 with respect to the merger-related reserves is as follows:

	Balance December 31, 2001	Balance Sheet Charges	Statement of Operations Charges	Payments	Balance December 31, 2002
Transaction costs	$116	$—	$2,836	$(260)	$2,692
Employee termination costs.	3,432	—	—	(1,952)	1,480
Lease commitments	2,165	—	—	(417)	1,748
Other exit costs	160	—	—	(30)	130

Total	5,873	$—	$2,836	$(2,659)	6,050

Less: portion included in current liabilities.	(3,183)				(4,503)

Total included in other liabilities	$2,690				$1,547

	Balance December 31, 2000	Balance Sheet Charges	Statement of Operations Charges	Payments	Balance December 31, 2001
Transaction costs	$1,726	$—	$1,109	$(2,719)	$116
Employee termination costs.	1,417	—	5,150	(3,135)	3,432
Lease commitments	2,128	—	844	(807)	2,165
Other exit costs	263	—	—	(103)	160

Total	5,534	$—	$7,103	$(6,764)	5,873

Less: portion included in current liabilities.	(3,165)				(3,183)

Total included in other liabilities	$2,369				$2,690

13. Long-term Debt

        Long-term debt consisted of the following:

	December 31,
	2001	2002
Revolving loan	$90,000	$113,190
Note payable	248	95
Capital leases	431	321
Subordinated notes issued and assumed in connection with acquisitions, payable in varying amounts through 2005, with interest at rates of 6.5% to 9.5%	2,643	2,647

	93,322	116,253
Less: current portion	(469)	(433)

Long-term debt, net of current portion	$92,853	$115,820

        At December 31, 2002 maturities of long-term debt were as follows:

2003	$433
2004	144
2005	2,472
2006	113,204

Total	$116,253

        Since 1997, the Company has maintained a revolving line of credit (the "former credit facility") with a syndicate of banks led by Fleet National Bank, formerly BankBoston, N.A. as lender and agent. The former credit facility had been amended at various times to provide for increased borrowings to $287.5 million.

        In November 2001, the Company entered into its current credit facility with a syndicate of financial institutions led by Bank of America, N.A., First Union National Bank and Citibank and extinguished the debt outstanding under the former credit facility. The write-off of the unamortized debt costs related to the former credit facility resulted in an extraordinary charge, net of tax, of approximately $1.0 million.

        The Company's existing credit facility provides for borrowings of up to $200.0 million, with a commitment totaling $175.0 million, in the form of a revolving loan that may be used for working capital purposes and to fund acquisitions. The Company's existing credit facility has a five-year term, with a final maturity date of November 30, 2006. As of December 31, 2002, $113.2 million was outstanding under the revolving loan. Interest is payable monthly at variable rates which are based, at the Company's option, on the agent's base rate (4.75% at December 31, 2002) or LIBOR plus a premium that is based on the Company's ratio of total funded debt to proforma consolidated earning before interest, taxes, depreciation and amortization. The facility also requires a commitment fee to be paid quarterly equal to 0.375% of the unused portion of the total commitment. In addition, the facility has three basic financial covenants regarding leverage, fixed charge coverage and interest coverage, as well as a number of nonfinancial covenants. Substantially all of the Company's assets are pledged as collateral under the existing credit facility. At December 31, 2002, the Company was in compliance with the covenants of the existing credit facility.

  Note Payable

        In October 1999, the Company assumed a long-term obligation pursuant to a promissory note agreement with a bank in connection with a managed operation acquisition in Tennessee. The obligation is evidenced by an installment note bearing interest at fixed rate of 9.75% and maturing in 2004. The note is secured by certain assets of the acquired practice.

  Letters of Credit

        As of December 31, 2002, the Company had letters of credit outstanding totaling $2.0 million. The letters of credit secure payments under certain operating leases and expire at various dates in 2003 and 2004. Some of the letters of credit automatically decline in value over various lease terms. The letters of credit have annual fees averaging 1.5%.

14. Interest Rate Risk Management

        In May 2000, the Company entered into three interest rate swap transactions with an effective date of October 5, 2000, variable maturity dates and a combined notional amount of $105.0 million. These interest rate swap transactions involved the exchange of floating for fixed rate interest payments over the life of the agreement without the exchange of the underlying principal amounts. The differential to be paid or received is accrued and is recognized as an adjustment to interest expense. These agreements were indexed to 30 day LIBOR.

        Under SFAS 133, the Company accounted for its interest rate swap contracts as cash flow hedges whereby the fair value of the related interest rate swap agreement was reflected in other comprehensive income/loss with the corresponding asset/liability recorded as a component of other assets or other liabilities in the consolidated balance sheet. During 2001, the Company had no ineffectiveness with regard to its interest rate swap contracts as each interest rate swap agreement met the criteria for accounting under the short-cut method as defined in SFAS 133 for cash flow hedges of debt instruments. Such derivative financial instruments were not held or issued for trading purposes.

        During the fourth quarter of 2001, in connection with the termination of the former credit facility, the Company terminated its interest rate swap agreements, which resulted in a charge of approximately $10.4 million being recorded in 2001.

15. Lease Commitments

        The Company leases various office and laboratory space and certain equipment pursuant to operating lease agreements. The following information includes the related party leases discussed in

Note 20. Future minimum lease commitments under noncancellable operating leases consisted of the following at December 31, 2002:

2003	$5,238
2004	4,267
2005	4,033
2006	3,714
2007	3,306
Thereafter	10,737

$31,295

        In addition, certain owners of the managed operations are lessees of various equipment, auto and facility operating leases that are used in the operations of the business. Future payments under these leases are $1.6 million, of which the Company is responsible for their corresponding share as defined in the management service agreements. The Company's obligations, based upon their management fee percentage, are $0.3 million. In the event of termination of a management service agreement, any related lease obligations are also terminated or assumed by the managed operation.

        The Company has entered into certain noncancellable subleases that reduce its total commitments under operating leases by $0.2 million.

        The Company's owned operations' rent expense under operating leases for the years ended December 31, 2000, 2001, and 2002 was $4.1 million, $5.2 million, and $4.8 million, respectively.

16. Option Plan

        The Company's 1996 and 2001 Stock Option Plans, or the Option Plans, provide for the grant of options to purchase shares of common stock to key employees and others. Total authorized shares for grant of options under the Options Plans are 4,200,000. The Option Plans provide that the option price shall not be less than the fair market value of the shares on the date of its grant. All options granted under the Option Plans have 10-year terms and vest and generally become exercisable at the rate of 20% a year, following the date of grant. As part of the Inform DX acquisition, the Company assumed two additional option plans ("Additional Plans") with a total of 170,000 authorized shares for grant. The terms of the options under the Additional Plans are similar to the terms of the option under the Option plan.

        The Company's Director Option Plan provides for the grant of options to purchase shares of common stock to Directors who are not employees of the Company. All options granted under the Director Option Plan have 10 year terms and are exercisable during the period specified in the agreement evidencing the grant of such Director Option. Total authorized shares for grant of options under the Director Option Plan are 180,000.

        The Company has elected to follow APB 25, and the related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options is equal to or greater than the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

        Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions for 2000, 2001, and 2002:

	2000	2001	2002
Risk free interest rate	6.5%	3.3%	4.0%
Dividend yield	—	—	—
Volatility factors	137.0%	148.0%	61.5%
Weighted average life (years)	4.2	4.2	8.0

        Using the Black-Scholes Option Pricing Model, the estimated weighted-average fair value per option granted in 2000, 2001, and 2002 were $6.92, $22.51, and $17.11, respectively.

        The pro forma net income available to common stockholders assuming the amortization of the estimated fair values over the option vesting period and diluted earnings per common share, had the fair value method of accounting for stock options been used, would have been as follows:

	2000	2001	2002
Pro forma net income available to common stockholders	$8,018	$15,163	$40,350
Pro forma diluted earnings per common share	$0.33	$0.56	$1.30

        The Black-Scholes Option Pricing Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different than those of traded options, and because changes in the assumptions can materially affect the fair value estimate, in management's opinion, the existing models may not necessarily provide a reliable single measure of the fair value of its employee stock options.

        A summary of the status of the Company's options as of and for the changes during each of the three years in the period ended December 31, 2002 is presented below:

	2000		2001		2002
	Number Of Shares	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price
Balance at beginning of Year	1,766,519	$7.76	1,960,451	$9.30	2,248,939	$14.27
Granted	496,703	12.93	936,371	25.62	633,000	25.34
Exercised	(260,521)	5.96	(564,449)	6.05	(358,700)	26.18
Terminated/Lapsed	(42,250)	9.64	(83,434)	14.77	(191,699)	23.29
Balance at end of Year	1,960,451	9.30	2,248,939	14.27	2,331,540	20.31
Exercisable at December 31,	902,454	$9.56	688,951	$11.21	682,421	$16.28

        The following table summarizes the information about options outstanding at December 31, 2002:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercise	Weighted Average Exercisable Price
		(in years)
$0.00 - 4.00	2,901	5.1	$3.73	2,580	$3.73
4.01 - 8.00	383,000	7.0	7.63	135,400	7.63
8.01 - 12.00	236,243	5.0	9.09	193,443	9.21
12.01 - 16.00	198,043	6.3	14.39	120,371	14.25
16.01 - 20.00	85,900	7.2	17.16	40,800	16.93
20.01 - 26.00	666,050	8.3	24.95	101,050	24.95
26.01 - 28.00	557,800	9.1	26.14	—	—
28.01 - 32.00	140,818	8.6	30.05	28,488	30.05
32.00 - 41.58	60,785	6.4	41.47	60,289	41.48

	2,331,540	7.7	20.31	682,421	16.28

        Warrants to purchase 16,226, 6,202 and zero shares of common stock were outstanding at December 31, 2000, 2001 and 2002, respectively, at exercise prices ranging from $0.01 to $0.30 per share. These warrants were issued in conjunction with certain indebtedness incurred by the Company. Holders of warrants do not have voting rights or any other rights as a stockholder of the Company.

        In connection with indebtedness issued by the Company in 1997 (the "Junior Notes"), the Company issued warrants to purchase 16,066 shares of the Company's common stock to the holders of the Junior Notes. For each $10 Junior Note, the holder was issued a warrant to purchase 161 shares of common stock at $0.01 per share (the "Junior Warrants"). The Junior Warrants expired on December 24, 2002. A value of approximately $58 was allocated to these warrants which was included in deferred financing costs and additional paid-in capital in the accompanying consolidated financial statements.

17. Redeemable Preferred Stock

        This footnote describes the transactions regarding Inform DX's Series A Redeemable Preferred Stock (the "Preferred Stock"). All share amounts have been converted using the conversion ratio for the pooling transaction.

        In 1998, Inform DX issued 395,471 shares of Preferred Stock at $40.46 per share. The Preferred Stock was convertible into common stock at the option of the holder.

        On June 30, 2000, Inform DX acquired Pathsource, Inc. in a stock for stock transaction accounted for as a purchase business combination. In connection with this acquisition, Inform DX provided for an induced conversion of the Preferred Stock. The induced conversion resulted in the issuance of 642,640 shares of common stock. Inform DX estimated, based on a third party valuation, the fair market value of its common stock at June 30, 2000 to be $6.22 per share. Based on this valuation, Inform DX recorded a charge for the induced conversion of approximately $1.5 million, or $6.22 per share times the additional common shares issued of 247,169 in 2000.

18. Employee Benefit Plans

        Effective July 1, 1997, the Company consolidated its previous 401(k) plans into a new qualified 401(k) retirement plan (the "401(k) Plan") covering substantially all eligible employees as defined in the 401(k) plan. The new 401(k) Plan requires employer matching contributions equal to 50% (25% prior to July 1, 2000) of the employees' contributions up to a maximum of one thousand dollars per employee. The Company expensed matching contributions aggregating $0.6 million, $0.9 million and $1.0 million to the new plan in 2000, 2001 and 2002, respectively. Also, in connection with acquisitions, the Company assumes the obligations under certain defined contribution plans which cover substantially all eligible employees of the acquired practices. The Company has not made any contributions from the dates of acquisition through December 31, 2002.

        During 1999, the Company introduced a Supplemental Employee Retirement Plan ("SERP") which covers only selected employees. The SERP is a non-qualified deferred compensation plan which was established to aid in the retention of the non-selling physicians and other key employees. In 1999, the eligible participants were allowed to defer up to ten thousand dollars of compensation or eligible bonuses. If the subscription to the plan fell below an established deferral range, the participating individuals were allowed to defer additional funds. The Company may also make discretionary contributions to the SERP. Employee and employer contributions to the SERP, respectively, were $0.5 million and $0.1 million for the year ended December 31, 2000, $0.5 million and $0.3 million for the year ended December 31, 2001, and $0.9 million and $0.3 million for the year ended December 31, 2002.

        The Company also sponsors certain defined contribution plans for substantially all employees of the former Inform DX who are at least 21 years old, have been employed by the Company for at least one year and have completed 1,000 hours of service. These plans include a 401(k)/profit sharing plan and a money purchase pension plan. Under the 401(k)/profit sharing plan, employees may contribute up to 15% of their qualifying salary on a pre-tax basis, subject to federal income tax limitations. The amount expensed under all plans for Company contributions was approximately $0.8 million, $1.6 million and $0.8 million in 2000, 2001 and 2002, respectively.

19. Commitments and Contingencies

        During the fourth quarter of 2002, a lawsuit was filed in Palm Beach County, Florida regarding the pending merger of the Company with companies formed by Welsh, Carson, Anderson & Stowe. The lawsuit alleges a breach of duty to stockholders. The complaint seeks a preliminary injunction although the Company has not been served with any request for immediate injunctive relief. If the merger is consummated, the suit also seeks monetary damages. The Company believes it has meritorious defenses against the lawsuit and intends to defend itself vigorously. Management believes that this lawsuit will not be an impediment to the completion of the merger and that it will not materially affect the Company's financial position or future operating results, although no assurance about the ultimate outcome of this litigation can be provided.

        During the ordinary course of business, the Company has become and may in the future become subject to pending and threatened legal actions and proceedings. The Company may have liability with respect to its employees and its pathologists as well as with respect to hospital employees who are under the supervision of the hospital based pathologists. The majority of the Company's pending legal proceedings involve claims of medical malpractice. Most of these relate to cytology services. Based upon current information, the Company believes the outcome of such pending legal actions and proceedings, individually or in the aggregate, will not have a material adverse effect on the Company's financial condition, results of operations or liquidity. If the Company is ultimately found liable under these medical malpractice claims, there can be no assurance that the Company's medical malpractice insurance coverage will be adequate to cover any such liability. The Company may also, from time to time, be involved with legal actions related to the acquisition of and affiliation with physician operations, the prior conduct of such operations, or the employment (and restriction on competition of) physicians. There can be no assurance any costs or liabilities for which the Company becomes responsible in connection with such claims or actions will not be material or will not exceed the limitations of any applicable indemnification provisions or the financial resources of the indemnifying parties.

        Through June 30, 2002, the Company was insured for medical malpractice risks on a claims made basis under traditional indemnity insurance policies. Effective July 1, 2002, the Company formed a captive insurance company to partially self-insure for medical malpractice. The captive, combined with excess coverage, will provide insurance on a per claim basis. The Company does not have any aggregate excess stop loss protection. Accruals for settlement costs, claims expenses and incurred but not reported claims will be made based on actuarial estimates. The Company anticipates significant increased costs and risk retention by the Company in connection with this program. As of December 31, 2002, the Company has accrued $2.5 million of estimated loss reserves, based on actuarial estimates and utilizing a discount rate of 5% to cover existing claims filed. In addition, the Company has accrued incurred but not reported ("IBNR") costs of $7.9 million as of December 31, 2002 to cover future IBNR claims, which are based on actuarial estimates, utilizing a discount rate of 4%. Actual costs in future periods could differ materially from actuarial studies, depending on the frequency and severity of actual claims experienced.

        Self-Insured Health Benefits—Effective August 1, 2002, the Company provided health care benefits to its employees through a self-insured plan. The Company records its estimate of the ultimate cost of, and reserves for, health care benefits based on computations using the company's loss history as well as industry statistics. Furthermore, in determining its reserves, the Company includes reserves for estimated claims incurred but not reported. The maximum liability for claims paid in a year, based upon open enrollment levels at August 1, 2002, is $12.2 million. The ultimate cost of health care benefits will depend on actual costs incurred to settle the claims and may differ from the amounts reserved by the Company for those claims.

        Healthcare Regulatory Environment and Reliance on Government Programs—The healthcare industry in general, and the services that the Company provides, are subject to extensive federal and state laws and regulations. Failure to comply with any of these laws or regulations, the results of increased regulatory audits and adjustments, or changes in the interpretation of the coding of services or the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position and results of operations. The Company's operations are continuously subject to review and inspection by regulatory authorities.

        We have received subpoenas issued by the United States Attorney's office in Tampa, Florida seeking information with respect to an investigation relating to Medicare billing and possible financial inducements in connection with a Florida physician who is not an Ameripath pathologist but is a client of AmeriPath. We are providing information to the United States Attorney's office and intend to cooperate in the investigation. We also are conducting our own internal investigation of the matter. It is not possible at this point in the investigation to determine whether the government will pursue action against AmeriPath or to assess the merits of possible defenses AmeriPath might have to any such action. Accordingly, no assurances can be given regarding the ultimate outcome of the investigation.

        Internal Revenue Service Examination—The Internal Revenue Service (the "IRS") conducted an examination of the Company's federal income tax returns for the tax years ended December 31, 1996 and 1997 and concluded during 2000 that no changes to the tax reported needed to be made. Although the Company believes it is in compliance with all applicable IRS rules and regulations, if the IRS should determine the Company is not in compliance in any other years, it could have a material adverse effect on the Company's financial position and results of operations.

        Employment Agreements—The Company has entered into employment agreements with certain of its management employees, which include, among other terms, noncompetition provisions and salary continuation benefits.

20. Related Party Transactions

        Operating Leases—The Company leases laboratory and administrative facilities used in the operations of twelve practices from entities beneficially owned by some of the Company's common stockholders. The terms of the leases expire from 2003 to 2017 and some contain options to renew for additional periods. Lease payments made under leases with related parties were $1.1 million, $0.8 million and $0.8 million in 2000, 2001, and 2002, respectively.

21. Income Taxes

        The provision for income taxes for the years ended December 31, 2000, 2001 and 2002 consists of the following:

	Year ended December 31,
	2000	2001	2002
Current:
Federal	$20,958	$21,701	$23,318
State	2,227	2,306	2,479

Total current provision	23,185	24,007	25,797

Deferred:
Federal	(8,242)	(5,423)	4,812
State	(875)	(576)	511

Total deferred (benefit) provision	(9,117)	(5,999)	5,323

Total provision for income taxes	$14,068	$18,008	$31,120

        The effective tax rate on income before income taxes is reconciled to the statutory federal income tax rate as follows:

	Year ended December 31,
	2000	2001	2002
Statutory federal rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	3.7	3.7	3.7
Non-deductible items, primarily amortization of goodwill	8.6	5.0	—
Non-deductible items, merger-related charges	4.8	0.0	1.3
Other	(0.3)	(1.2)	0.6
Change in valuation allowance	—	—	0.5

	51.8%	42.5%	41.1%

        The following is a summary of the Company's deferred income tax assets, classified in other current assets on the balance sheet, and deferred tax liabilities as of December 31, 2001 and 2002:

	December 31,
	2001	2002
Deferred tax assets (short term):
Allowance for doubtful accounts	$12,946	$9,649
Accrued liabilities	887	119

Deferred tax assets (short term)	13,833	9,768

Deferred tax liabilities (short term):
481 (a) adjustment	(813)	(619)
Other	—	—

Deferred tax liabilities (short term)	(813)	(619)

Net short term deferred tax assets	13,020	9,149

Deferred tax assets (long-term):
Net operating loss	8,165	6,816
Self insurance	—	4,921
Other	2,250	1,355

Deferred tax assets (long-term)	10,415	13,092
Less: valuation allowance	(5,535)	(5,923)

Net deferred tax assets (long-term)	4,880	7,169

Deferred tax liabilities (long-term):
Change from cash to accrual basis of accounting by the acquisitions	(289)	(742)
Intangible assets acquired	(66,586)	(85,050)
Property and equipment	(479)	(821)

Deferred tax liabilities (long-term)	(67,354)	(86,613)

Net long-term deferred tax liability	(62,474)	(79,444)

Net deferred tax liabilities:	$(49,454)	$(70,295)

        The net increase in the valuation allowance of approximately $0.4 million represents the tax effect of our $1.0 million write-off of the investment in Genomics, Inc.

22. Earnings Per Share

        Earnings per share is computed and presented in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share, which excludes the effects of any dilutive common equivalent shares that may be outstanding, such as shares issuable upon the exercise of stock options and warrants, is computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding for the respective periods. Diluted earnings per share gives effect to the potential dilution that could occur upon the exercise of certain stock options and warrants that were outstanding at various times during the respective periods presented. The dilutive effects of stock options and warrants are calculated using the treasury stock method.

        Basic and diluted earnings per share for the respective periods are set forth in the table below:

	Years ended December 31,
	2000	2001	2002
Earnings Per Common Share:
Net income available to common stockholders	$11,488	$23,352	$44,641

Basic earnings per common share	$0.49	$0.90	$1.46

Diluted earnings per common share	$0.47	$0.86	$1.44

Basic weighted average common shares outstanding	23,473	25,974	30,540
Effect of dilutive stock options and warrants	764	1,075	541

Diluted weighted average common shares outstanding	24,237	27,049	31,081

        Options to purchase 453,818 shares, 223,859 shares, and 1,425,453 shares of common stock which were outstanding at December 31, 2000, 2001 and 2002, respectively, have been excluded from the calculation of diluted earnings per share for the respective years because their effect would be anti-dilutive.

23. Supplemental Cash Flow Information

        The following supplemental information presents the non-cash impact on the balance sheet of assets acquired and liabilities assumed in connection with acquisitions consummated during the years ended December 31, 2000, 2001 and 2002:

	Years Ended December 31,
	2000	2001	2002
Assets acquired	$64,633	$8,050	$62,152
Liabilities assumed	(19,996)	(665)	(17,111)
Common stock issued	(12,180)	(2,153)	(1,658)

Cash paid for acquisitions	32,457	5,232	43,383
Less cash acquired	(6,955)	(752)	(388)

Net cash paid for acquisitions	25,502	4,480	42,995
Costs related to completed and pending acquisitions	(573)	565	975

Cash paid for acquisitions and acquisition costs, net of cash acquired	$24,929	$5,045	$43,970

24. Preferred Share Purchase Rights Plan

        On April 8, 1999, the Board of Directors of the Company adopted a Preferred Share Purchase Rights Plan (the "Rights Plan") and, in connection therewith, declared a dividend distribution of one preferred share purchase right ("Right") on each outstanding share of the Company's common stock to stockholders of record at the close of business on April 19, 1999. The Rights will expire on April 8, 2009. The adoption of the Rights Plan and the distribution of the Rights is not dilutive, does not affect reported earnings per share and is not taxable to stockholders.

        Subject to the terms of the Rights Plan, each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company's Series A Junior Participating Preferred Stock (the "Preferred Shares"). Each Right has an initial exercise price of $45.00 for one one-thousandth of a Preferred Share (subject to adjustment). The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender or exchange offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Upon any such occurrence, each Right will entitle its holder (other than such person or group of affiliated or associated persons) to purchase, at the Right's then current exercise price, a number of the Company's common shares having a market value of twice such price.

25. Segment Reporting

        The Company has two reportable segments, owned operations and managed operations. The segments were determined based on the type of service and customer. Owned operations provide anatomic pathology services to hospitals and referring physicians, while under the management relationships the Company provides management services to the affiliated physician groups. The accounting policies of the segments are the same as those described in the summary of accounting policies. The Company evaluates performance based on revenue and income before amortization of intangibles, merger-related charges, asset impairment related charges, interest expense, other income and expense and income taxes ("Segment Operating Income"). In addition to the business segments above, the Company evaluates certain corporate expenses which are not allocated to the business segments.

        The following is a summary of the financial information for the business segments and corporate.

	2000	2001	2002
Owned
Net patient service revenue	$308,365	$387,384	$453,650
Operating income	94,346	118,580	124,354
Segment assets	250,814	380,238	457,422
Managed
Net management service revenue	$21,729	$31,348	$25,168
Operating (loss) income	(304)	4,454	2,932
Segment assets	18,723	25,494	20,466
Corporate
Operating loss	$(19,789)	$(24,547)	$(41,468)
Segment assets	330,143	228,816	260,001
Elimination of intercompany accounts	(37,514)	(30,086)	(29,429)

26. Subsequent Events

        Subsequent to December 31, 2002, the Company paid approximately $20.1 million on contingent notes issued in connection with previous acquisitions as additional purchase price.

27. Quarterly Results of Operations (unaudited)

        The following table presents certain unaudited quarterly financial data for each of the quarters in the years ended December 31, 2001 and 2002. This information has been prepared on the same basis as the Consolidated Financial Statements and includes, in the opinion of the Company, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the quarterly results when read in conjunction with the Consolidated Financial Statements and related Notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period or for the full year.

Unaudited Consolidated Statements Of Operations

	2001 Calendar Quarters				2002 Calendar Quarters
	First	Second	Third	Fourth	First	Second	Third	Fourth
Revenues:
Net patient service revenue	$91,724	$97,335	$97,555	$100,770	$105,802	$114,131	$117,049	$116,668
Management service revenue	7,021	7,717	8,503	8,107	7,090	6,608	6,692	4,778

Net revenue	98,745	105,052	106,058	108,877	112,892	120,739	123,741	121,446

Operating Costs and Expenses:
Cost of services	48,432	49,390	50,921	51,359	54,340	58,885	61,250	64,098
Selling, general and administrative expense	17,218	18,168	18,089	18,381	20,049	20,641	21,852	22,326
Provision for doubtful accounts	10,658	12,548	12,617	12,464	13,674	14,440	14,759	15,297
Amortization expense	4,526	4,654	4,677	4,802	2,782	2,803	2,892	2,912
Merger-related charges(1)	7,103	—	—	—	—	—	—	2,836
Asset impairment and related charges(2)	—	—	—	3,809	—	—	2,753	—

Total	87,937	84,760	86,304	90,815	90,845	96,769	103,506	107,469

Income from operations	10,808	20,292	19,754	18,062	22,047	23,970	20,235	13,977
Interest expense	(4,742)	(4,695)	(4,443)	(2,470)	(1,053)	(1,078)	(1,129)	(756)
Other income (expense), net	24	120	(74)	75	85	46	403	14
Write-down of investment(3)	—	—	—	—	—	—	(1,000)	—
Termination of interest swap(4)	—	—	—	(10,386)	—	—	—	—

Income before income taxes and extraordinary loss	6,090	15,717	15,237	5,281	21,079	22,938	18,509	13,235
Provision for income taxes	2,849	6,570	6,369	2,220	8,431	9,175	7,343	6,171

Income before extraordinary loss	3,241	9,147	8,868	3,061	12,648	13,763	11,166	7,064

Extraordinary loss, net(5)	—	—	—	(965)	—	—	—	—

Net income	$3,241	$9,147	$8,868	$2,096	$12,648	$13,763	$11,166	$7,064

Per Share Data:
Basic earnings per common share	$.13	$.36	$.35	$.07	$.42	$.45	$.36	$.23

Diluted earnings per common share	$.12	$.35	$.34	$.07	$.41	$.44	$.36	$.23

(1)
In connection with the Inform DX merger, the Company recorded $7.1 million in the first quarter of 2001 related to transaction fees, change in control payments and various exit costs associated with the consolidation of certain operations. In connection with the pending acquisition by Welsh, Carson, Anderson & Stowe IX, L.P. and its related investors, the Company recorded $2.8 million in the fourth quarter of 2002 related to acquisition expenses.

(2)
In the fourth quarter of 2001, two pathologists in the Birmingham, AL practice terminated their employment agreement with the Company and opened their own pathology laboratory. As a result, the Company was unable to retain most of these customers and therefore recorded an impairment charge of $3.8 million. The impairment charges were based upon the remaining projected cash flows from these contracts and customers in which the Company determined that the intangible assets that were recorded from acquisitions in these areas had been impaired. During the third quarter of 2002, the Company recorded a charge of approximately $2.1 million related to lab contracts which were terminated by Quest. In addition, the Company terminated its management service agreement with a managed lab operation in Georgia and recorded a charge of approximately $0.7 million.

(3)
In September 2002, the Company determined there was an other than temporary decline in the fair value of its investment in Genomics as a result of its continuing operating and cash flow losses. As a result, the Company recorded a non-cash, pre-tax write-down of $1.0 million to reduce its investment in GCI to net realizable value.

(4)
In connection with the extinguishment of the Company's former credit facility, the Company made a one-time pre-tax payment of $10.4 million to terminate the Company's interest rate swap agreements.

(5)
The Company terminated its former credit facility and recorded an extraordinary loss, net of tax, of $1.0 million, in connection with the write-off of previously deferred financing costs.

Certain reclassifications have been made to the quarterly consolidated statements of operations to conform to the annual presentations.

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  Exhibit 99.1
INDEX TO FINANCIAL STATEMENTS
Report of Ernst & Young Independent Auditors
AMERIPATH, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Per Share Amounts)
AMERIPATH, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Amounts)
AMERIPATH, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY (In Thousands)
AMERIPATH, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)
AMERIPATH, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in Thousands Unless Otherwise Indicated, Except Per Share Amounts)
Unaudited Consolidated Statements Of Operations